Exhibit 99.1

Operator

Good day, ladies and gentlemen, and welcome to Clovis Oncology, Inc. corporate conference call. My name is Jenna and I will be your operator today. (Operator Instructions). I would now like to turn the call over to Ms. Breanna Burkhart, Senior Director of Investor Relations.

Breanna Burkart - Clovis Oncology, Inc. - IR

Good morning. You should have received a news release announcing our rociletinib regulatory update. If not, it is available on our website, www.ClovisOncology.com.

As a reminder, this conference call is being recorded and webcast. Remarks may be accessed live on our website during the call and will be available in our archive for the next several weeks.

The agenda for today’s call is as follows: Patrick Mahaffy, Clovis’s President and CEO, will discuss the results of our mid-cycle communication meeting with the FDA, and then we will open up the call for Q&A, for which Dr. Lindsey Rolfe, our Chief Medical Officer, will also be available.

Before we begin, please note that during today’s conference call, we may make forward-looking statements within the meaning of federal securities laws, including statements concerning our financial outlook and expected business plan. All of these statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Please refer to our recent filings with the SEC for a full review of the risks and uncertainties associated with our business. Forward-looking statements speak only as of the date on which they are made and Clovis undertakes no obligation to update or revise any forward-looking statements. Now I will turn the call over to Patrick.

Patrick Mahaffy - Clovis Oncology, Inc. - President, CEO & Director

Thanks, Breanna. Good morning, everybody. This morning we announced that during our preplanned scheduled mid-cycle communication meeting held last week with the FDA, the agency requested additional clinical data for use in the efficacy analysis for both the 500 milligram and 625 milligram b.i.d. dose patient groups for rociletinib.

We’ve prepared this information and will provide it in a major amendment to the FDA by the close of business today. We remain of course confident in rociletinib and its potential to treat patients with mutant EGFR T790M positive lung cancer and we will continue to work diligently with the FDA on our NDA submission.

In the mid-cycle communication meeting, the FDA emphasized that its efficacy analysis would focus solely on confirmed responses. The NDA submission contained immature data sets based on both unconfirmed response rates and confirmed response rates. These data sets were updated in the 90-day efficacy update we submitted to the FDA at the end of October.

As rociletinib clinical trials were rapidly enrolling, we presented interim data publicly and at medical meetings and these data therefore included a data set based primarily on unconfirmed responses. This was also true of our breakthrough therapy destination submission and our NDA submission; both immature confirmed and unconfirmed response analyses were submitted.

As the efficacy data had matured, the number of patients with an unconfirmed response who converted to a confirmed response was lower than expected. In the intent-to-treat analysis of the 79 patients in the 500 milligrams dose group, the current confirmed response rate is 28% and in the 170 patients in the 625 milligram dose group, it’s 34%. In both cases we have a duration of response of nine months.

The most frequent reasons that patients’ responses were not confirmed in a subsequent scan were due to progression, often due to brain metastasis, and due to subsequent scans not demonstrating tumor shrinkage greater than 30%. The majority of these patients stayed on therapy.

We do anticipate that the review of this additional information will result in a delay of a potential approval. This additional review could also lead to an extension of the Company’s March 30, 2016 PDUFA date, although that has not occurred. With that we would like to open up the call for Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions). Cory Kasimov, JPMorgan.

Whitney Ijem - JPMorgan - Analyst

Good morning, this is Whitney on for Cory. He is stuck on a flight at the moment. So first question, have you ever presented response rates on a confirmed basis? If so can you remind us what those are or were?

Patrick Mahaffy - Clovis Oncology, Inc. - President, CEO & Director

As I said, we have always reported in this Phase 1/Phase 2 setting the most updated response rate data we have. That almost inevitably was an unconfirmed response rate for many of the patients because so many patients were enrolling in the trials as we were providing these data updates.

I will say that we were surprised at the 90-day update that the confirmed response rate was 20 points lower or so than it was for the unconfirmed response rate. That is certainly inconsistent with our expectation.

Whitney Ijem - JPMorgan - Analyst

Okay, and then I guess if you kind of look earlier, was there that same delta between confirmed and unconfirmed sort of going earlier in the data? And was there any — were there any changes in terms of how you were evaluating or anything like that?

Patrick Mahaffy - Clovis Oncology, Inc. - President, CEO & Director

There’s no changes in our valuation. We are looking closely at the patient population in the NDA data set to see if there are any characteristics of these patients that would have suggested a less than consistent confirmed response rate.

You are aware that this is entirely in a very advanced Western population, the performance status of these patients is almost inevitably 1 or higher. And we do know that the average time from diagnosis that these patient started on therapy is approximately five years.

So, these are very advanced patients and it’s lower than we would’ve expected but still, relative to currently available therapy, a very encouraging outcome. I will also note that the majority of these patients stay on therapy.

Whitney Ijem - JPMorgan - Analyst

Okay, and then last question for me I guess is does this change how you are thinking about the dosage going forward?

Patrick Mahaffy - Clovis Oncology, Inc. - President, CEO & Director

I think it raises a greater likelihood of 625 becoming a recommended dose in a potential approval.

Whitney Ijem - JPMorgan - Analyst

Thanks.

Operator

Thomas Shrader, Stifel.

Thomas Shrader - Stifel Nicolaus - Analyst

Thanks for taking the questions. This is certainly not what we were expecting. Can you — these rates you are giving us now, these were submitted in the 90-day update, so these rates you had since October, is that right?

Patrick Mahaffy - Clovis Oncology, Inc. - President, CEO & Director

These were submitted in the 90-day update that was submitted at the end of October.

Thomas Shrader - Stifel Nicolaus - Analyst

Perfect. And then it looks like brain mets is a big issue. Did you have any reason to believe the drug didn’t cross the blood/brain barrier well? And are early measures of response, are they less stringent on looking at brain scans? Does that explain the discrepancy?

Patrick Mahaffy - Clovis Oncology, Inc. - President, CEO & Director

No, I think, again, we continue to look at the patient population to see if they were in general more advanced. I don’t know the percentage of patients offhand in this group that had a prior history of brain metastases. I suspect it’s high because it has been high throughout our trial. It’s been in the 40% to 50% range. And so, it isn’t an easy-to-treat population.

As to the drug crossing the blood/brain barrier, we had discussed this in the past. This drug is not, in preclinical models, a drug that easily crosses the blood/brain barrier. As you are aware, many of the patients treated in the trial have a breakdown of that blood/brain barrier and therefore may be still amenable to therapy.

Thomas Shrader - Stifel Nicolaus - Analyst

Okay, thanks a lot.

Operator

Eric Criscuolo, Mizuho.

Eric Criscuolo - Mizuho Securities - Analyst

Thanks for taking the questions. So assuming that the data stays where it is and the FDA eventually does approve the drug, how does this — looking at the numbers you have now versus what AstraZeneca recently disclosed would be in their label, how does this affect your marketing and your kind of thoughts of strategically positioning the drug versus competitors? Thanks.

Patrick Mahaffy - Clovis Oncology, Inc. - President, CEO & Director

It’s a good question. We have always been aware that we have an ability to describe to physicians the characteristics of the patient population we’re treating. And in particular the fact that this is a patient population that is highly consistent with their most advanced cases.

It’s entirely are almost entirely an American or Western population known or believed to do worse on EGFR therapy than an Asian population. This patient population on average has had two or three or even more prior therapy so they are very advanced.

As I mentioned, these patients on average were diagnosed with their initial diagnosis of mutant EGFR lung cancer approximately five years prior to the time we initiated therapy on this drug. We are asking of this drug in the patient population treated to deliver results to patients who really have no other options and it has delivered and continues to deliver.

I think that in the market research we have done, interestingly enough, totally unrelated to this data set, we have looked at potential market share based on equivalent efficacy and the differential efficacy that included the differential efficacy of as much as a 20 points difference in — actually it was 22 in response rate.

And I think that what we have seen is that it still allows for a meaningful market share in the 40% range. And I think what that reflects is patients understand these are very early data sets from very early trials and they’re going to want to experiment with these drugs in patients to see just how well they do.

I will also note that — and obviously this sounds like — I think what is really important is that we have this nine-month’s duration of response. And nine-month’s duration of response when you think of chemotherapy of approximately 2.5 months, 2 months is very encouraging.

Operator

Terence Flynn, Goldman Sachs.

Terence Flynn - Goldman Sachs - Analyst

Thanks for taking the question. Just wondering, Pat, can you tell us what the — any difference between TIGER-X and TIGER-2 on response rate? I think you gave us the overall response rate by dose, but can you tell us between TIGER-X and TIGER-2 any differences there?

And then the second question is just — I missed the first part of the call, but just any difference in — or can you give us an update on the total number of patients in each of the studies by dose? Thank you.

Patrick Mahaffy - Clovis Oncology, Inc. - President, CEO & Director

I don’t have the breakdown in front of me. I can tell you that the majority of patients in our submission are in fact from TIGER-X. Since I don’t have that breakdown, Terence, I will try to get that.

Operator

Bob Ai, Wallach Beth Capital.

Bob Ai - Wallach Beth Capital - Analyst

So I may also have missed the beginning of the call a little bit. I remember you are talking about this data were available at the end of October, am I right?

Patrick Mahaffy - Clovis Oncology, Inc. - President, CEO & Director

We did a 90-day update that we provided at the end of October. That is when we provide the update. We had no communication related to that update from FDA until last week.

Bob Ai - Wallach Beth Capital - Analyst

Okay, so when you did the 3Q conference call, at that time — was that data available at that time of the conference call?

Patrick Mahaffy - Clovis Oncology, Inc. - President, CEO & Director

No. Well, we had data. We didn’t have an FDA interaction related to those data.

Bob Ai - Wallach Beth Capital - Analyst

Okay. All right, thanks.

Operator

Thank you. I would now like to turn the call over to Breanna Burkart for closing remarks.

Breanna Burkart - Clovis Oncology, Inc. - IR

Thank you for joining us. If you have any follow-up questions, please call me at 303-625-5023 or Anna at 303-625-5022. You may access the call via replay of our webcast on our website beginning in about one hour. Again, we appreciate your interest and time. Thank you and have a good day.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.